Exhibit 10.10

Tenancy Surrender Agreements

Party A (lessor): Shenzhen Zhichuang Matrix Technology Co., Ltd

Party B (lessee): Wunong Technology (Shenzhen) Co., Ltd

Recitals:

On October 30, 2018, A and B signed the Housing Lease Contract. Party B leases the property located on the 4th floor of Building 4, Building 12, Zhichuang Matrix Shuangchuang Park, Hangcheng Street, Bao’an District, Shenzhen (hereinafter referred to as “this house”), with a monthly rent of RMB92,125, a monthly property management fee of RMB16,750, a lease deposit of RMB184,250, and a lease term of November 01, 2018 to October 31, 2023, and is now required to terminate the lease contract in advance due to changes in Party B’s work. After consultation between the two parties, the following agreement was reached on matters such as the termination of the Housing Tenancy Contract:

1. The lease period of Party B’s rental of the house ends on December 31, 2021 in advance, and the rent payment ends on December 31, 2021. From December 31, 2021, the house will be reclaimed by Party A and disposed of by itself, and the rights and obligations of Both Parties A and B to the Housing Lease Contract shall be terminated.

2. Party B must clear and deliver the house to Party A on December 31, 2021; otherwise, Party A has the right to charge Party B a house occupancy fee equivalent to twice the rent of the house, which is deducted from the lease deposit and paid for the insufficient part.

3. Through friendly negotiation between Party A and Party B, Party B agrees that all decorations and decorations and all items (including but not limited to: desks and chairs, sofas, coffee tables, conference tables, projectors, televisions, monitors, stereos, air conditioners, idle computers, etc.) invested in the house belong to Party A.

4. Party A agrees that Party B shall carry the following items in the house:

1. Office supplies, coffee tables, sofas and other items in the chairman’s office.

2. Some of the working computers and documents that are being used.

5. In the process of cleaning up and handing over the house, in addition to the items specified in the fourth article above that can be moved, all the remaining decorations and decorations of the house and all the items must be kept intact, otherwise Party A has the right to deduct all the lease deposit of Party B.

5. Before handing over the house, Party B shall settle the arrears of rent for September to December 2021, the property management fee from September to December 2021, and the water and electricity bill from August to November 2021 , total: 510808.7 yuan, and the utility costs in December 2021 are deducted from the lease deposit according to the actual consumption.

6. From the date of signing this Agreement between Party A and Party B, all operation and management activities, labor disputes, creditor’s rights and debts, etc. occurring in this lease contract shall have nothing to do with Party A, and the creditor-debtor relationship between the two parties shall be extinguished.

7. After the completion of the handover procedures of this house, Party A shall refund Party B’s lease deposit without interest within 3 natural days after deducting the utility bills and other expenses in December 2021.

8. This Agreement shall be made in duplicate, one for each Party A and Party B, and shall have the same legal effect.

9. This Agreement shall enter into force on the date of signing and shall be jointly observed by both Parties. If there is a dispute, the two sides should settle it through friendly consultation. If the negotiation fails, either party has the right to file a lawsuit with the people’s court where the house is located.

First Party:

Legal representative or authorized representative:

Party B:

Legal representative or authorized representative:

Date of signing: December 21, 2021

Signing location: Bao’an District, Shenzhen